                                                                     EXHIBIT 3.9


                            CERTIFICATE OF AMENDMENT

                                       OF

                            CERTIFICATE OF FORMATION

                                       OF

                          WORLD OF SLEEP OUTLETS, LLC

         This Certificate of Amendment of World of Sleep Outlets, LLC (the "LLC"), dated as of March 5, 2002, is being duly executed and filed by Nicole J. Desharnais, as an authorized person, to amend the original Certificate of Formation of the LLC, which was filed on August 17, 2001 under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, el. seq.)

         This Certificate is hereby amended in its entirety to read as follows:

         FIRST. The name of the limited liability company formed hereby is World of Sleep Outlets, LLC.

         SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Entity Services Group, LLC, Suite 200,103 Foulk Road, County of New Castle, Wilmington, Delaware, 19803.

         THIRD. The name and address of the registered agent for service of procession the LLC in the State of Delaware is Entity Services Group, LLC, Suite 200,103 Foulk Road, County of New Castle, Wilmington, Delaware, 19803.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

                                          /s/ Nicole J. Desharnais
                                          --------------------------------------
                                          Nicole J. Desharnais
                                          Authorized Person